Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Reports Profitability for Fiscal Q2 2011

(amounts in 000’s)

MASSILLON, OH, August 16, 2011 – MISCOR Group, Ltd. (MIGL.PK), a provider of outsourced maintenance and repair and complementary services, today announced that for the second consecutive quarter the Company has achieved profitability. Over the past year and a half, the company has undertaken significant restructuring, changed senior leadership, and implemented a refocused management plan. Said CEO Michael P. Moore, who joined the company in June, 2010, “Despite a continued weak economy, our refocused efforts are paying off. We are confident the Company is appropriately structured and has a solid business plan to achieve sustainable long-term growth and profitability.”

In their second quarter 10Q, the Company reported an increase in quarterly sales by $174 or 1.9% to $9,279 for the three months ended July 3, 2011 when compared to $9,105 for the three months ended July 4, 2010. This primarily represents growth in existing-customer sales volume. For the six months ended July 3, 2011, the Company reported sales of $17,535 compared to $17,136 for the six months ended July 4, 2010. This is an increase of $399 or 2.3%.

While sales only increased by 1.9%, the Company reported an increase in quarterly net income by $1,282 to $501 for the three months ended July 3, 2011 from ($781) for the three months ended July 4, 2010. Improvement of $814 was attributed to the Company’s continuing operations. Additionally, net income related to discontinued operations increased $468 as a result of a net income attributed to HK Engine Components (“HKEC”). This increase represents growth in existing-customer sales volume as well as a slight expansion in customer base.

For the six months ended July 3, 2011, the Company reported an increase in net income by $2,547 to $721 for the six months ended July 3, 2011 from ($1,826) for the six months ended July 4, 2010. Improvement of $1,982 was attributed to the Company’s continuing operations. Additionally, net income related to discontinued operations increased $565 as a result of a $477 increase in net income attributed to HK Engine Components (“HKEC”), favorably impacted by the sale of American Motive Power, Inc., Ideal Consolidated, Inc. and Martell Electric, LLC during the first quarter 2010. The improvement in the operating results is due to the Company’s successful implementation and execution of the management plan, ability to generate production efficiencies, and the elimination of various selling, general and administrative expenses. The improved results at HKEC are due to greater demand from customers for engine components and improved operations.

In making the announcement Moore noted, “The positive financial results were due to a number of factors, including focused sales and marketing efforts in the steel, scrap metal, heavy industrial, utilities, and municipal and federal government sectors.” Moore continued, “Despite the continued weak economy and slow recovery, we have realized robust sales in these key markets. We are proactively pursuing strategic partnerships and solidifying customer relationships that cause us to be optimistic about the future.”

About MISCOR

Massillon, Ohio-based MISCOR Group, Ltd. (MIGL.PK) currently provides electrical and mechanical solutions to industrial, commercial and institutional customers through two segments: Industrial Services, consisting of the Company’s maintenance and repair services to several industries, including electric utilities, wind power, transportation, chemical, oil, pulp and paper, metal manufacturing and forming, and repairing, manufacturing, and remanufacturing industrial lifting magnets for the steel and scrap industries; and Rail Services, consisting of the Company’s manufacturing of power assemblies, engine parts, and other components related to large diesel engines.

MISCOR is in the process of upgrading its senior credit facility, which is expected to reduce interest expense, provide increased availability, and eliminate financially restrictive covenants. MISCOR also expects to repay or extend $4,000 of subordinated debt prior to its scheduled maturity date of November 2011. MISCOR also expects to repay or extend $1,773 of subordinated debt prior to its scheduled maturity of March 2012. These conditions, coupled with previously recurring losses, caused our auditors to express doubt in their report on our December 31, 2010 financial statements as to our ability to continue as a going concern. No adjustments to the reported financial information have been made that may result from this uncertainty.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” or variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company’s views, expectations and beliefs at the time such statements were made with respect to such matters, and may cover such items as the Company’s future plans, objectives, events, contract pricing and results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that make the timing, extent, likelihood and degree of occurrence of these matters difficult to predict. Risk Factors include, among others: price of raw materials, ability to win and service competitively priced new contracts in sufficient amounts to operate and expand effectively, employee turnover, ability to compete in highly competitive, geographically diverse marketplaces, ability to complete planned divestitures and varying and sometimes volatile economic conditions. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release is issued. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Unaudited and Reviewed Financial Results (amounts in 000’s) (4):

	3 Months Ended July 3, 2011	3 Months Ended July 4, 2010	6 Months Ended July 3, 2011	6 Months Ended July 4, 2010	12 Months Ended December 31,2010	12 Months Ended December 31, 2009

Sales—Continuing Operations	$9,279	$9,105	$17,535	$17,136	$33,065	$31,390
Net Income—Continuing Operations	124	(690)	(36)	(2,018)	(11,788)	(8,710)
Net Income %—Continuing Operations	1.34%	-7.58%	-0.21%	-11.78%	-35.65%	-27.75%

Net Income—Discontinued Operations	$377	$(91)	$757	$192	$(101)	$(11,758)
Net Income %—Discontinued Operations	13.28%	-4.92%	13.47%	2.97%	-1.00%	-23.69%

Net Income	$501	$(781)	$721	$(1,826)	$(11,889)	$(20,468)

EBITDA (1) (2)	$1,124	$(119)	$1,988	$(436)	$(9,117)	$(16,462)

EBITDA—Continuing Operations (1) (2)	$745	$(30)	$1,226	$(643)	$(9,006)	$(5,562)
EBITDA %—Continuing Operations (3)	8.03%	-0.33%	6.99%	-3.75%	-27.24%	-17.72%

EBITDA—Discontinued Operations (1) (2)	$379	$(89)	$762	$207	$(111)	$(10,900)
EBITDA %—Discontinued Operations (3)	13.35%	-4.81%	13.56%	3.20%	-1.09%	-21.96%

(1)	MISCOR Group, Ltd. (“MISCOR”) uses certain non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures as shown in the tables in this press release. MISCOR believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors for the reasons noted below. However, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon MISCOR reported financial results. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the table of non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in this press release.
(2)	MISCOR defines EBITDA as earnings before interest, income taxes, and depreciation and amortization. EBITDA is a non-GAAP financial measure used by management and the financial community to evaluate company performance, allocate resources and measure leverage and debt service capacity. Other companies may calculate EBITDA differently than MISCOR Group, Ltd., limiting its usefulness as a comparative measure.
(3)	MISCOR defines EBITDA % as EBITDA (as defined in “(2)” above) divided by sales. EBITDA % is a non-GAAP financial measure used by management and the financial community to evaluate company performance, allocate resources and measure leverage and debt service capacity. Other companies may calculate EBITDA % differently than MISCOR Group, Ltd., limiting its usefulness as a comparative measure.
(4)	The financial data above has been published subsequent to the SAS100 quarterly review by our independent registered accounting firm.

CONTACT:

Trisha Abbruzzi

MISCOR Group, Ltd.

(330) 830-3526 tabbruzzi@miscor.com